EXHIBIT 99.2
CHARMING SHOPPES, INC.
NOTICE OF RIGHT TO CONVERT
1.125% Senior Convertible Notes due 2014 (the “Notes”)
CUSIP Nos. 161133AD5 and 161133AE3*
NOTICE IS HEREBY GIVEN, pursuant to Section 10.01(b)(2) of the Indenture, dated as of April 30, 2007 (the “Indenture”), by and between Charming Shoppes, Inc. (the “Company”) and Wells Fargo Bank, National Association, as trustee, that the Company anticipates that a Fundamental Change (as defined in the Indenture) may occur on or after June 14, 2012 (the “Effective Date”) as a result of the successful completion of the tender offer, commenced by Colombia Acquisition Corp., a Pennsylvania corporation (“Merger Sub”) and a direct wholly owned subsidiary of Ascena Retail Group, Inc., a Delaware corporation (“Ascena”), on May 15, 2012, for all outstanding shares of common stock of the Company for $7.35 per share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”) pursuant to the Agreement and Plan of Merger, dated May 1, 2012, among the Company, Ascena and Merger Sub.
Pursuant to the Indenture, the holders of the Notes have the right to convert their Notes at the Applicable Conversion Rate (as defined in the Indenture), according to the terms of the Indenture at any time from and after the date that is 30 calendar days prior to the Effective Date until and including the close of business on the business day immediately preceding the Fundamental Change Repurchase Date (as defined in the Indenture). Based on the Offer Price, no Additional Shares (as defined in the Indenture) will be added to the Applicable Conversion Rate pursuant to Section 10.01(c) of the Indenture. Accordingly, the Notes are convertible at a rate of 65.0233 shares per $1,000 principal amount of Notes (equal to a conversion price of $15.38 per share). The Company intends to settle conversion of the Notes, in cash, as soon as practicable after holders surrender their Notes for conversion.
Charming Shoppes, Inc.
Dated: May 15, 2012
The statements contained herein are not an offer to buy or the solicitation of an offer to sell securities. The Offer is being made pursuant to a tender offer statement on Schedule TO filed by Ascena and Merger Sub with the Securities and Exchange Commission on May 15, 2012. The Company filed a solicitation/recommendation statement on Schedule 14d-9 with respect to the Offer with the SEC on May 15, 2012. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to the Company's shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) are available at no charge on the SEC's website: www.sec.gov. In addition, the Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents may be obtained for free by contacting Ascena at 30 Dunnigan Drive, Suffern, NY 10901, and the Schedule 14d-9 may be obtained for free by contacting the Company at 3750 State Road, Bensalem, PA 19020.
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*The CUSIP numbers are included herein solely for the convenience of the registered owners of the Notes. No representation is made as to the correctness or accuracy of the CUSIP number either as appearing on the Notes or on this notice.